Exhibit (h)(5)

[LEGG MASON LETTERHEAD]

            , 2011

Boston Financial Data Services, Inc.

2000 Crown Colony Drive

Quincy, MA 02169

Re:     Transfer Agency and Services Agreement

Ladies and Gentlemen:

Reference is made to the Transfer Agency and Services Agreement dated as of April 4, 2009, as amended to date (the “Agreement”) by and among Boston Financial Data Services, Inc. and each of the investment companies listed on Schedule A to the Agreement.

Legg Mason Partners Variable Equity Trust (the “Trust”) is an investment company that is a party to the Agreement. This letter will confirm that a new series of the Trust, Legg Mason Dynamic Multi-Strategy VIT Portfolio, will be added to the Agreement as of November [    ], 2011 and will assume all of the rights and obligations under the Agreement as of that date.

Except to the extent expressly set forth herein, this letter shall not be deemed to otherwise amend or modify any term of the Agreement.

[Signature page to follow.]

Please sign below to evidence your acceptance of and agreement to the above.

LEGG MASON PARTNERS VARIABLE EQUITY TRUST, on behalf of its series, Legg Mason Dynamic Multi-Strategy VIT Portfolio

By:
Name:
Title:

Accepted and Agreed to:

BOSTON FINANCIAL DATA SERVICES, INC.

By:
Name:
Title: